As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MATTRESS FIRM HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-8185960
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

2011 Omnibus Incentive Plan
(Full titles of the plans)

R. Stephen Stagner
President and Chief Executive Officer
5815 Gulf Freeway
Houston, Texas 77023

 (Name and address of agent for service)

(713) 923-1090

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Andrew J. Terry

Ropes & Gray LLP

111 South Wacker Drive, 46th Floor

Chicago, Illinois 60606

312-845-1200 (phone)

312-845-5500 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	4,206,000	(2)	$23.17	(3)	$97,453,020	(3)	$11,169

(1)          This registration statement covers an aggregate of 4,206,000 shares of Mattress Firm Holding Corp.’s common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to awards granted under the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)          Consists of shares subject to awards that are outstanding or awards that may be made in the future under the Plan.

(3)          Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of Common Stock, as reported on the NASDAQ Global Select Market on December 19, 2011.

PART I

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”) as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Mattress Firm Holding Corp. (the “Registrant”) with the SEC:

(a)                                  the Registrant’s prospectus filed with the SEC on November 18, 2011 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (Registration No. 333-174830), which contains audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b)                                 all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)                                  the description of the Registrant’s common stock, $0.01 par value per share, which is contained in the Registrant’s registration statement on Form 8-A (File No. 001-35354) filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on November 15, 2011, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, the Registrant has included in its amended and restated certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s amended and restated bylaws contain a provision indemnifying its directors and officers to the fullest extent permitted under applicable law for all liability and loss suffered by them in connection with performance of their duties as directors and officers of the Registrant, subject to certain exceptions, and provide that the Registrant may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Reference is made to the Exhibit List filed as a part of this registration statement beginning on page E-1. Each of such exhibits is incorporated by reference herein.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 22nd day of December, 2011.

MATTRESS FIRM HOLDING CORP.

By:	/s/ R. Stephen Stagner
Name: R. Stephen Stagner
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James R. Black as his true and lawful attorney-in-fact and agent with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Mattress Firm Holding Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power of to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. Stephen Stagner	President, Chief Executive Officer and Director	December 22, 2011
R. Stephen Stagner	(Principal Executive Officer)

/s/ James R. Black	Chief Financial Officer	December 22, 2011
James R. Black	(Principal Financial and Accounting Officer)

/s/ John W. Childs		December 22, 2011
John W. Childs	Director

/s/ Adam L. Suttin		December 22, 2011
Adam L. Suttin	Director

/s/ David A. Fiorentino		December 22, 2011
David A. Fiorentino	Director

/s/ William E. Watts		December 22, 2011
William E. Watts	Director

/s/ Frederick C. Tinsey III		December 22, 2011
Frederick C. Tinsey III	Director

EXHIBIT LIST

4.1

Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-174830) (the “S-1 Registration Statement”), as filed on November 7, 2011)

4.2

Amended and Restated Certificate of Incorporation of Mattress Firm Holding Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35354), as filed on November 29, 2011)

4.3	Amended and Restated Bylaws of Mattress Firm Holding Corp. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the S-1 Registration Statement, as filed on July 25, 2011)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page)

E-1